MADISON STRATEGIC SECTOR PREMIUM FUND

AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT dated as of this 1st day of March, 2006, to the Custody Agreement, dated as of the 20th day of April, 2005 (the "Agreement"), is entered by and between Madison Strategic Sector Premium Fund, a Delaware statutory trust (the "Trust") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust and the Custodian desire to amend said Agreement; and

WHEREAS, Article XIV, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C, the fee schedule of the Agreement, is hereby superseded and replaced with the Exhibit C fee schedule attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

Madison strategic sector U.S. BANK, N.A.

PREMIUM FUND
By: (signature)	By: (signature)
Printed Name: Greg D. Hoppe	Printed Name: Michael R. McVoy
Title: CFO/VP	Title: Vice President

Exhibit C

to the Custody Agreement

DOMESTIC CUSTODY SERVICES FEE SCHEDULE – MADISON STRATEGIC SECTOR PREMIUM FUND EFFECTIVE START OF MADISON INSTITUTIONAL EQUITY OPTION FUND, 2006
Annual Fee Based Upon Market Value Per Fund*

2.00 basis point on the first $50 million

1.00 basis point on the next $25 million

.75 basis point on the balance

Minimum annual fee per fund - $6,000

Portfolio Transaction Fees

$ 5.00 per disbursement (Fund expenses only)

$ 7.00 per US Bank repurchase agreement transaction

$10.00 per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agrmt

$25.00 per portfolio transaction processed through our New York custodian definitive security (physical)

$ 8.00 per principal paydown

$15.00 per option/future contract written, exercised or expired**

$100.00 per Cedel/Euroclear transaction

$15.00 per mutual fund trade

$15.00 per Fed Wire

$15.00 per margin variation Fed wire

$ 6.00 per short sale

$150.00 per segregated account per year

$40.00 for each GNMA/Amortized Security Purchase

1 A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

2 No charge for the initial conversion free receipt.

3 Overdrafts – charged to the account at prime interest rate plus 2.

4 Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.

*Subject to CPI increase, Milwaukee MSA.

**$20.00 rate has been reduced to $15.00 as a result of the start of Madison Institutional Equity Option Fund as of 03/15/06.